                                                                     Exhibit 12A

                                  Schedule 12A

                  Telex Communications, Inc. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                                 (In millions)


                                           New basis of accounting                    Predecessor basis of accounting
                                  ---------------------------------------       ------------------------------------------------
                                   Fiscal Year            Period from           Period from    Fiscal year ended the last day of
                                     Ended                February 11,         March 1, 1996              February
                                   February 28              through              through       ---------------------------------
                                     1998               February 28, 1997    February 10, 1997       1996      1995      1994
                                  ----------------------------------------------------------------------------------------------
Income (loss) before
 income taxes                     $    (35.2)               $    1.5          $     14.5          $   17.7   $   19.5  $    19.6
Interest expense                        40.6                     0.8                  --                --         --         --
Interest portion of
 rent expense                            0.8                      -                  0.6               0.6         0.5       0.5
                                  ----------------------------------------------------------------------------------------------
Adjusted income before
 income taxes                     $     6.2                 $    2.3          $     15.1          $   18.3   $   20.0  $    20.1
                                  ----------------------------------------------------------------------------------------------
Fixed charges:
 Interest expense                 $     40.6                $    0.8          $        -          $     -    $      -  $       -
 Interest portion of
  rent expense                           0.8                       -                 0.6              0.6         0.5        0.5
                                  ----------------------------------------------------------------------------------------------
Total fixed charges               $     41.4                $    0.8          $      0.6          $   0.6    $    0.5  $     0.5
                                  ==============================================================================================
Ratio of earnings to
 fixed charges(1)                        0.1                     2.9
                                  ==================================

(1) The ratio of earnings to fixed charges is not meaningful for any periods prior to February 11, 1997 due to the absence of interest expense in the Company's Financial Statements.

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